WIRELESS AGE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Stated in US Dollars)

	December 31, 2011	December 31, 2010
ASSETS
Current
Marketable securities	$140,770	$831,520
Receivables, less allowance of $78,664 for December 31, 2011	3,094,431	-
Inventory	332,301	-
Prepaid expenses	21,071	37,789
Investment -deposit	31,200	49,760
Total current assets	3,619,773	919,069

Property and equipment	67,396	43,031
Due from related parties	87,308	2,472,751
Investments	1,415,971	-
Goodwill	25,048	-
	$5,215,496	$3,434,851

LIABILITIES
Current
Bank indebtedness	$108,880	$52,321
Accounts payable and accrued liabilities	3,962,545	837,768
Taxes payable	-	54,990
Accrued special provision	-	6,714,880
Due to related parties	435,074	797,034
Unissued share liability	240,000	-
	4,746,499	8,456,993

Provision for income tax	476,800	-
Long-term debt	1,207,760	-
	6,431,059	8,456,993

STOCKHOLDERS' EQUITY (DEFICIENCY)

Preferred stock, $0.001 par value, 10,000,000 shares authorized, December 31, 2011: nil issued and outstanding	-	-
Common stock, $0.001 par value: 100,000,000 shares authorized
December 31, 2011: 91,016,592 shares issued and outstanding	91,017	65,767

Additional paid-in capital	17,686,997	16,245,349
Treasury stock	-	24,352
Accumulated deficit	(19,229,742)	(21,568,608)
Accumulated other comprehensive income	236,165	210,998
	(1,215,563)	(5,022,142)

	$5,215,496	$3,434,851

WIRELESS AGE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Stated in US Dollars)

Year Ended
December 31, 2011

Revenue	$5,499,221
Cost of goods	4,360,677
Gross profit	1,138,544

Operating expenses
Selling and administrative	2,948,997
Amortization	35,730
Total operating expense	2,984,727

Loss from operations	(1,846,183)

Other expenses (income)
Interest expense	49,530
Foreign exchange loss (gain)	(32,430)
Loss on disposal of shares	118,510
Gain on settlement	(4,320,659)
Total other expense (income)	(4,185,049)

Gain before income taxes	2,338,866
Income taxes - deffered and current	-

Net gain	$2,338,866

Earnings per share:
Earnings per share - basic and diluted	$0.030

Weighted average number of of common shares outstanding:
Basic and diluted	78,130,976